UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2009 (March 27, 2009)

Lifevantage Corporation
 (Exact name of registrant as specified in its charter)

Colorado	000-30489	90-0224471
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11545 W. Bernardo Court, Suite 301, San Diego, California	92127
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 312-8000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment to 2007 Long Term Incentive Plan

On March 27, 2009, the Board of Directors of Lifevantage Corporation (the “Company”) approved an amendment to the Company’s 2007 Long Term Incentive Plan (the “Plan”) in order to increase the number of shares reserved for issuance under the Plan to 10,000,000 shares of common stock. The Company will submit the amendment to the Plan to the shareholders of the Company for approval at the next annual meeting of shareholders.

Option Grants

On March 27, 2009, the Board of Directors of the Company approved option grants to the Company’s Chief Executive Officer and Chief Financial Officer. David Brown, the Company’s Chief Executive Officer, received an incentive stock option grant to purchase 300,000 shares of common stock of the Company. Brad Amman, the Company’s Chief Financial Officer, received an incentive stock option grant to purchase 120,000 shares of common stock of the Company (the “Options”). Each of the Options has an exercise price of $0.70, which was the closing price of the Company’s common stock as quoted on the OTC Bulletin Board on the date of grant. The Options will vest in full on the date that is twelve months following the date of grant and are subject to the terms of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 1, 2009

LIFEVANTAGE CORPORATION

By: /s/ Bradford K. Amman
Bradford K. Amman
Chief Financial Officer